Exhibit 99.2

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Glen Rock State Bank

Glen Rock, Pennsylvania

We have audited the accompanying balance sheet of Glen Rock State Bank as of December 31, 2000, and the related statements of income, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Glen Rock State Bank as of December 31, 1999 were audited by other auditors whose report, dated February 3, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Glen Rock State Bank as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BEARD MILLER COMPANY LLP

Reading, Pennsylvania

February 2, 2001